UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 15, 2021
NEUROCRINE BIOSCIENCES, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	0-22705	33-0525145
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12780 El Camino Real,
San Diego,	California	92130
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (858) 617-7600
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered

Common Stock, $0.001 par value	NBIX	Nasdaq Global Select Market
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)
On April 15, 2021, the Board of Directors (the “Board”) of Neurocrine Biosciences, Inc., a Delaware corporation (“Neurocrine”), upon the recommendation of its Nominating / Corporate Governance Committee, appointed Johanna Mercier as a member of the Board, effective immediately. Ms. Mercier has been appointed as a Class III director to serve until Neurocrine’s 2023 annual meeting of stockholders.
Ms. Mercier serves as Gilead Sciences Chief Commercial Officer, with responsibility for the global commercialization of the company's medicines across virology, liver and oncology franchises. Under her leadership, Gilead works to deliver transformational medicines to patients around the world. Ms. Mercier is actively engaged with the policy and advocacy community to ensure affordability and access to the company's medicines in both the developed and resource-limited countries. She is a staunch advocate for diversity and inclusion and is the executive sponsor for the Women at Gilead employee resource group. Ms. Mercier joined Gilead in 2019 after 25 years at Bristol-Myers Squibb, where she served in a number of executive leadership positions, including head of the United States business and head of the European region. She gained broad experience in all aspects of the commercial business across diverse geographies. Prior to joining Gilead Sciences, she was the leader of the Unites States business and key international markets. In her time there, she successfully evolved the culture and drove strong commercial strategy and performance with multiple launches that changed the standard of care in melanoma and renal cancers. Ms. Mercier holds a bachelor's degree in biology from the University of Montreal and an MBA from Concordia University. She is a member of the board of the University of Southern California's Leonard D. Schaeffer Center for Health Policy and Economics. Ms. Mercier is also a member of World 50.
In connection with her service on the Board, Ms. Mercier will receive a $60,000 annual cash retainer, and she was granted a nonstatutory stock option to purchase 17,180 shares of the Company’s common stock, which represents a Black-Scholes value of approximately $800,000. The stock option has an exercise price equal to the closing price of the Company’s common stock on the date of grant (i.e., April 15, 2021, the date Ms. Mercier was appointed to the Board), is subject to a ten-year term and vests monthly over the three-year period following the date of grant. In addition, Ms. Mercier will be eligible, along with our other non-employee directors, to receive a nonstaturory stock option on the date of the Company’s 2021 Annual Meeting of Stockholders. Ms. Mercier will also be reimbursed for expenses incurred in connection with performing her duties as a director of the Company. Ms. Mercier has executed Neurocrine’s standard Indemnity Agreement for executive officers and directors. The Company is not aware of any transaction involving Ms. Mercier requiring disclosure under Item 404(a) of Regulation S-K.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
(a)
On April 15, 2021, the Board amended Section 3.2 of Neurocrine’s Bylaws, as amended (the “Bylaws”), to provide that the Board shall consist of nine members. Prior to the amendment, Section 3.2 of Neurocrine’s Bylaws provided that the Board shall consist of eight members. The vacancy created by the amendment to the Bylaws was filled by the appointment of Ms. Mercier as described in Item 5.02(d) above. A copy of the amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

Exhibit	Description

3.1	Certificate of Amendment of Bylaws

104	Cover Page Interactive Data File

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEUROCRINE BIOSCIENCES, INC.

Dated: April 16, 2021	/s/ Darin M. Lippoldt
Darin M. Lippoldt
Chief Legal Officer